Exhibit 10.24(i)

August 8, 2011

Helen I. Torley, M.B. Ch.B., M.R.C.P.
2600 Via Segunda
Palos Verdes Estates, CA 90274

Dear Helen,

On behalf of Onyx Pharmaceuticals, it is a great pleasure to extend to you an offer of employment as Executive Vice President and Chief Commercial Officer, reporting to me, and you shall perform such services and duties as are customarily performed by senior executives in your position as more specifically described in the Position Profile attached hereto.  In making this offer, we at Onyx are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team.  We are pleased to offer you the following:

Start Date:  Your start date  will be August 29th 2011.

Salary:  Your semi-monthly salary will be $20,833.33, totaling $500,000 per year. Future increases will be awarded on the basis of performance.  In accordance with the Company’s policy in effect for similarly situated senior executives, your salary will be reviewed on or before December 31, 2011 and annually thereafter, and in no event will your base salary or benefits be diminished.

Sign-On:  You will receive a sign-on bonus of $150,000, which will be subject to required deductions and withholdings.  If you separate from the company voluntarily within twelve months after your date of hire, you will be expected to repay the sign-on bonus in full.

Bonus:  You are eligible, at the end of each year, to receive an annual bonus amount of up to 50% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you.  If you leave at any time during a year, you are not eligible for any prorated amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings.  The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.

At Onyx, our salary merit increases, equity grants, and potential bonus amounts are based upon the assumption that an employee has provided services to the Company for the entire calendar year.  Therefore, if you join Onyx at any time between January 1 and September 30 of any calendar year, your potential salary merit increase, equity grants, and potential bonus, if any is awarded, will be prorated for the actual amount of service you provide during that calendar year.  If you join Onyx after September 30 of any calendar year, you will not be eligible for a salary merit increase or bonus for that performance year.

Stock:  Subject to approval by the Compensation Committee of our Board of Directors, you will be granted an option to purchase 84,000 Onyx shares at the market price on your start date. The options will be issued pursuant to the Company’s standard Option Agreement.  These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four-year vesting period.  I will also recommend that the Compensation Committee of our Board of Directors grant you the following shares of restricted stock:

•                  12,000 shares of restricted stock, the shares subject to which shall vest in a series of three (3) successive equal annual installments over a three-year period commencing from the grant date, provided that your continuous service has not terminated prior to each vesting date

•                  22,500 shares of restricted stock which will vest on the attainment of specific enterprise goals as defined in Attachment A:,

•                  10,000 shares of restricted stock that will vest, within twelve- and twenty-four-month timeframes, upon attainment of certain Commercial performance deliverables and metrics, which such deliverables, metrics, and applicable timeframes to be set forth by me within your first month of employment after consultation with you.

In addition to these grants, Onyx employees are eligible for annual equity grants based on individual performance.  If you join Onyx after September 30 of any calendar year, you will not be considered eligible for an annual stock grant for that performance year.

Benefits:  You will be eligible to participate in the Company’s medical, dental, vision, EAP, life insurance, and short and long-term disability insurance programs pursuant to the terms of these plans and our vacation, sick and holiday programs in accordance with company policy.  You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan.  In addition, you may choose to have additional Voluntary Term Life for you and your eligible dependents.

Relocation:  You will receive $300,000 for expenses involved in relocating to the San Francisco Bay Area.  This relocation payment will be subject to required deductions and withholdings, and will be made on the following payment schedule:  25% (or $75,000) as soon as practicable after you start work at Onyx, and the remaining 75% (or $225,000) upon your purchase of a home in the San Francisco Bay Area.  In addition, Onyx will pay for the actual movement of household goods as well as your one-way travel to the Bay Area.

Onyx expects you to purchase a home in the San Francisco Bay Area within eighteen months after your start date.  If you fail to purchase a home in the San Francisco Bay Area, and fail (in the Company’s sole discretion) to make good-faith efforts to do so, by that date, then you agree to repay all costs associated with your relocation, in full, to the Company, upon request.  If you separate from the company voluntarily within twenty-four (24) months after your effective date you will be expected to repay costs associated with relocation in full.  Onyx has retained a relocation company to assist you.

Housing Assistance: Onyx will provide you with housing assistance in the form of monthly payments of $3,250 for a period of up to eighteen months , or until such time as you have purchased a home in the San Francisco Bay Area, for a maximum benefit of $58,500. Your housing assistance benefits will be included in your regular payroll, and will be subject to required deductions and withholdings. Of course, you must remain an employee in order to receive these monthly payments and if your employments ends for any reason during this eighteen month payment period    ( whether your employment ends at your request or the Company’s request), no additional payments will be provided (and you will not be required to repay any monthly housing assistance).

The company makes no representations to you regarding the tax treatment of the relocation and housing assistance to be provided to you.

Executive Severance Benefit Plan.  You will be eligible to participate in the Company’s Executive Severance Benefit Plan, pursuant to the terms and conditions of that plan.  See attachment.

This offer is contingent upon your signing our Employee Confidential Information and Inventions Assignment Agreement and providing legally required evidence of your right to work in the United States, as well as Onyx’s successful completion of your reference and background checks.  We ask that you return one signed copy of each of the enclosed Employee Confidential Information and Inventions Assignment Agreement and this offer letter.  In consideration of your employment, you also agree to conform to the rules and standards of the Company.

In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States.  Accordingly, we request that you provide us with a copy of documents appropriate for this purpose within 72 hours of your employment date.

Your employment is “at will.” You or Onyx may terminate your employment at any time, with or without cause, with or without notice.  This letter, when signed by you, will constitute the entire agreement between Onyx and you respecting the position, and supersedes all prior negotiations and agreements pertaining to the position whether written or oral.  No employee or representative of the Company, other than its CEO (or designee), has the authority to make any expressed or implied agreement contrary to the foregoing.  Further, the CEO at Onyx may not alter the at-will nature of the employment relationship or enter into any employment agreement for a specific time unless the CEO (or designee) and you both sign a written agreement that clearly and expressly specifies the intent of doing so.

We acknowledge that you may have certain obligations to cooperate in litigation pertaining to matters that occurred while you were employed by your prior employer.  We fully expect you to use your best efforts to arrange such cooperation to minimize any disruption in the performance of your duties for Onyx.  Nevertheless, we agree that your required cooperation in such matters will not per se be a basis for your termination for cause.

If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Employee Confidential Information and Inventions Assignment Agreement, to me.  This offer of employment will expire on August 9th, 2011, unless accepted prior to that date.

We are very enthusiastic about the prospect of having you on the Onyx team and we are confident that you will make a valuable contribution to the success of the company.

Sincerely,

/s/ Tony Coles

Tony Coles
President and Chief Executive Officer

I accept Onyx Pharmaceutical’s offer of employment on the terms stated.

/s/ Helen Torley	8-12-11	8-29-11
Accepted (signature)	Date	Estimated Start Date